Exhibit 99.2

Press Release
For Immediate Release
Brooks Automation Announces Completed Sale Of Contract Manufacturing Operations And Updates
June Quarter Guidance
Chelmsford, Massachusetts June 28, 2011 — Brooks Automation, Inc. (Nasdaq: BRKS) announced today that, with all conditions to close satisfied, the Company had consummated the sale of their contract manufacturing operations in Portland, OR and Wuxi, China to subsidiaries of Toronto, Canada based Celestica Inc. The total purchase price paid by the Buyer was approximately $79 million in cash, subject to a post-closing adjustment for working capital.
Dr. Steve Schwartz, President & CEO of Brooks, stated “We are grateful to all those employees in Portland and Wuxi who have provided superior service to our customers out of our contract manufacturing operations and driven value for our shareholders. We wish them continued success within Celestica. Within Brooks, our focus will continue to be on developing technology leadership positions both within our traditional semiconductor markets as well our new developments in markets such as Life Sciences and LED.”
In conjunction with this event, the Company provided updated guidance for the third fiscal quarter ending on June 30, 2011. Revenues for the third quarter of fiscal 2011 are now expected to be between $181 and $185 million, compared to revenues of $192.4 million in the second quarter of fiscal 2011. Net income attributable to Brooks Automation is expected to be between $63.0 and $65.0 million, or between $0.96 and $1.00 per diluted share. This expected result includes a projected gain on sale of the contract manufacturing business of between $41.0 and $42.5 million, net of tax. Excluding this non-recurring gain and other special charges, the Company expects Adjusted Earnings to be between $21.5 and $24.0 million or between $0.33 and $0.37 per diluted share.
Martin S. Headley, Executive Vice-President and Chief Financial Officer observed, “Semiconductor bookings have moderated during the quarter pulling back revenues from the top end of our original guidance range. However, the strength of our backlog for systems shipments into adjacent markets is expected to fuel at least modest growth in our core products and services revenues for the fourth quarter of fiscal 2011.”

Brooks Automation Announces Completed Sale ..............page two
About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation, vacuum and instrumentation solutions to markets where our technologies provide superior value in controlled environments; our engineering competencies provide our customers with speed to market; and our global service capabilities ensure rapid uptime response. Global semiconductor manufacturing is our heritage and the largest market we currently serve. However, through our product initiatives and business acquisitions, we are increasingly meeting the needs of customers across a broad spectrum of applications in life sciences, analytical & research markets, and clean energy solutions. For more information go to www.brooks.com.
“Safe Harbor Statement” under Section 21E of the Securities Exchange Act of 1934
Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks’ financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include statements regarding our revenue and operating margin expectations, our ability to develop further our business in new and adjacent markets, and our ability to achieve financial success in the future. Factors that could cause results to differ from our expectations include the following: volatility of the industries the Company serves, particularly the semiconductor industry; our possible inability to meet demand for our products due to difficulties in obtaining components and materials from our suppliers - particularly those manufacturing in Japan — in required quantities and of required quality; the inability of customers to make payments to us when due; the timing and effectiveness of cost reduction and cost control measures; price competition; disputes concerning intellectual property; continuing uncertainties in global political and economic conditions, and other factors and other risks that we have described in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K, current reports on Form 8-K and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.
Contact:
Barbara Culhane
Corporate Marketing Manager
Brooks Automation, Inc.
978-262-2400
www.brooks.com
Brooks Automation, Inc. w 15 Elizabeth Drive w Chelmsford, Massachusetts 01824 w (978)262-2400 w www.brooks.com

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